TABLE OF CONTENTS

Letter of Transmittal
Table of Contents

SUMMARY OF SALIENT FACTS	2

INTRODUCTION	3

TERMS OF REFERENCE	3

SCOPE OF APPRAISAL	5

ASSUMPTIONS AND LIMITING CONDITIONS	7

EXTRAORDINARY ASSUMPTIONS	10

HYPOTHETICAL CONDITIONS	10

LEGAL DATA	11

REGIONAL AND NEIGHBOURHOOD DESCRIPTION	13

SITE DESCRIPTION	27

GENERAL DESCRIPTION	39

ASSESSMENT AND TAXES	41

COMPARABLE MARKET DATA	48

SITE VALUATION	60

RECONCILIATION OF LAND VALUE	76

FINAL ESTIMATE OF LAND VALUE	76

CERTIFICATION	77

ADDENDUM

Appendix “A” Copy of Title Certificates
Appendix “B” Copy of Zoning Bylaw
Appendix “C” Copy of Floor Plan Layout
Appendix “D” Qualifications of the Appraiser

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

SUMMARY OF SALIENT FACTS

Note:
The average market value assumes a professional marketing program for the Proposed Development.  A detailed breakdown of the individual unit values for the residential strata units is provided on Pages 54 and 55 of the report.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

INTRODUCTION

Effective Date of Valuation and Report Date

The effective date of valuation is September 10, 2008 (date of inspection) and the date of report is September 29; 2008 therefore, the perspective of the appraiser on market conditions as of the effective date of appraisal is current.

Terms of Reference

>
Hooker Craig Lum Garnett Real Estate Appraisers and Consultants Ltd. (HCLG) has been retained by Surrey Central City Holdings Ltd. to estimate market value of the fee simple interest of the subject property.

>
We have been instructed to provide the following in our hypothetical appraisal report:
> estimate of the subject properties vacant land value;
> estimate of the Proposed Development’s gross sellout price (individual market values);

>	The property has been appraised free and clear of any financial encumbrances.
>
For the purpose of this hypothetical appraisal, we have assumed the Proposed Development (described in the Proposed Development section of this appraisal report) has been fully completed and approved for occupancy as of the effective date of valuation and comprises 76 strata titled residential units.

>	To appraise the subject site as though the property has been rezoned to CD to allow the 76 unit condominium development.

Purpose and Intended Use

Purpose of the appraisal is to estimate Market Value of the subject property, which is used to assist the property owner in obtaining 1st mortgage financing.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Definition of Terms

Various terms and abbreviations have been utilized within this report and are defined herein for the purpose of clarifying their meaning or use:

Property Rights Appraised

The property rights appraised in this report are fee simple title ownership, except for normal public limitations. The fee simple interest can be defined as:

"The greatest interest an individual can own in land, or complete ownership in law, subject only to the governmental powers of taxation, expropriation, escheat and police powers."

Market Value

The Canadian Uniform Standards of Professional Appraisal Practice (The Standards) defines Market Value as:

“The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.”

The definition may be expanded by adding:

Implicit in this definition are the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1. buyer and seller are typically motivated;
2. both parties are well informed or well advised, and acting in what they consider their best interests;
3. a reasonable time is allowed for exposure in the open market;
4. payment is made in terms of Canadian dollars or in terms of financial arrangements comparable thereto;
5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Definition of Terms (continued)

Gross Sellout Price

The term “Gross Sellout Price” used in this report reflects the sum of the individual unit values only, assuming construction of each unit is complete, and a reasonable absorption period has been allocated.  This aggregate value does not necessarily reflect “market value” of the entire development assuming it has been sold to a single purchaser as a whole.

Scope of Appraisal

We have completed a narrative, self-contained appraisal report in accordance with the Canadian Uniform Standards of Professional Appraisal Practice (“The Standards”) as adopted by the Appraisal Institute of Canada as of January 1, 2001.  In the preparation of this appraisal, we have conducted a complete market analysis including the following:

> Jass Saran conducted a cursory inspection the subject’s site on September 10, 2008.
> Inspected surrounding neighbourhood and documented existing land uses, access and traffic patterns, development trends, and competitive properties.
> Reviewed Actual Value assessments provided by the BC Assessment Authority.
> Site data and proposed development data were obtained from plans provided by our client.
> Reviewed the development budget provided to us by the client. ¾ Compiled other property data (i.e.: city servicing, zoning, land use designation) from public records obtained from the City of Surrey.
> Determined Highest and Best Use of the property from analysis of the existing site data, zoning, proposed building data, and land use trends.
> Considered appropriate appraisal methodologies for the Subject Property.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Scope of Appraisal (continued)

Collected, confirmed, and reported market data includes, but is not necessarily limited to, information obtained through:

> Property sales data provided by local real estate agents.
> Property sales data provided by the Greater Vancouver Real Estate Board and Realnet Canada.
> Record data maintained by the BC Assessment Authority.
> File data maintained by HCLG.

Statement of Competency

The professional staff at HCLG and Jass Saran, B.A., AACI, P.App., the appraiser responsible for this valuation, have considerable experience in the valuation of residential development land and strata titled properties. In this regard, we have the knowledge and experience to complete this appraisal assignment and have appraised and analyzed these types of properties before.

Exposure Time

Exposure Time, as specified by “the Standards”, means the estimated length of time the property interest being appraised would have been offered on the market before the hypothetical consummation of a sale at market value on the effective date of valuation. Following our estimates of market value we will analyze the development and conclude an appropriate absorption period.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

ASSUMPTIONS AND LIMITING CONDITIONS

The estimate of value contained in this report is based on an analysis of information obtained from various sources.  Some of this data has required subjective interpretation and our terms of reference have, in some instances, required us to make assumptions in arriving at our value conclusions.  As a result, the opinions and conclusions contained in this report are subject to the following Assumptions and Limiting Conditions:

Payment Terms:
The estimated Market Value for the Subject Property is based on the assumption that it would be sold on payment terms consistent with common practices in the real estate market and subject to the encumbrances outlined in this report, unless otherwise stated.

Financial Encumbrances:	We have assumed the property has been appraised free and clear of any financial encumbrances.
Legal:
We are not qualified and do not purport to give legal advice.  It is assumed that: a. the legal description of the underlying site is correct. b. the title is good and if there are any liens or encumbrances, they have been disregarded and the property appraised as though free and clear except as otherwise discussed herein. c. the proposed fee simple and strata titled residential use is legally conforming, which may be continued by any purchaser from the existing owner. d. property rights appraised herein exclude mineral rights. e. there are no encroachments, encumbrances, restrictions, leases or covenants that would in any way affect the valuation, except as expressly noted herein. f. rights-of-way, easements or encroachments over other real property and leases or other covenants noted herein are legally enforceable.

Surveys:
The appraiser is not qualified surveyors and the appraiser has not surveyed the site.  The City of Surrey and BC Assessment have provided site area for the subject site.  It is assumed that the data is correct and no responsibility is accepted for any errors contained therein.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

ASSUMPTIONS AND LIMITING CONDITIONS (continued)

Surveys:
Maps, plans, drawings, and photographs appearing in this report have been included for the sole purpose of visual reference and should not be construed as legal surveys and the appraiser assumes no responsibility for their accuracy.

Engineering:
We have not been provided with any engineering studies for the subject site.  We are not qualified to give engineering advice and no opinion is expressed with regard to actual soil bearing capacity of the site.  It is assumed that soil conditions are conducive to a proposed residential development. The appraiser is not qualified to give engineering advice.  We assume that there are no hidden or unapparent conditions of the property, subsoil, or structures, which would render it more or less valuable. We assume no responsibility for such conditions or for engineering, which may be required for such factors. It is assumed that the subject requires no special site preparation resulting from the presence of toxic fill or other environmentally sensitive waste products.  We have assumed that the site has not been used for the storage or production of contaminants or hazardous materials. We have no knowledge of the existence of such materials on or in the property.  Neither the appraiser nor HCLG is qualified to detect such substances, the presence of which could materially affect the value of the property.

Proposed Development:
We have reviewed building plans provided by our client. We have assumed that the proposed development’s heating, ventilation, and electrical systems, plumbing and other mechanical systems are in good working order.

Government Regulations:
No investigation has been undertaken with the local fire department, building inspector, health department, or any other government regulatory agency, unless such investigations are expressly represented to have been made in this report. The subject must comply with such government regulations and, if it does not comply, its non-compliance may affect market value. To be certain of compliance, further investigations may be necessary.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

ASSUMPTIONS AND LIMITING CONDITIONS (continued)

Government Regulations: (continued)
We have assumed that all required licenses, occupancy certificates, consents, or other legislative or administrative authority from any federal, provincial or local governments have been obtained for the existing uses on which the value estimates contained in this report is based. Unless otherwise stated, we assume that there are no governmental orders or directives outstanding, which requires upgrading of the proposed development or limiting its occupancy.

Possession:
Possession of this appraisal or copy does not carry with it the right for publication, nor may it be used for any purpose other than Surrey Central City Holdings Ltd. without the prior written consent of the appraiser and our client.  Valid only if it bears the original signature of the appraiser. All copyrights are reserved to the author and are considered confidential between the author and client.  It shall not be disclosed, quoted from or referred to, in whole or in part, or published in any manner without the express written consent of the appraiser.

Information Sources:
Both documented and hearsay evidence of market transactions and other data contained in this report have been obtained from sources considered reliable and have been verified where possible. Where verification has not been possible it is assumed that the information obtained is correct.

Compensation:
The appraiser is not required to give testimony in court by reason of this appraisal because the fee as accepted for this report does not include any court proceedings, arbitration hearings, or professional consulting that may occur at a later date.

Client:
This report is prepared at the request of Surrey Central City Holdings Ltd.  It is not reasonable for any other person to rely upon this appraisal without first obtaining written authorization from our client and the appraiser.  There may be qualifications, assumptions or limiting conditions in addition to those set out below relevant to that person’s identity or his intended use.  The report is prepared on the assumption that no other person will rely on it for any other purpose and that all liability to all such persons is denied.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

EXTRAORDINARY ASSUMPTIONS

Terms of Reference:
For the purpose of this hypothetical appraisal, we have assumed the Proposed Development (described in the Proposed Development seciton of the appraisal report) has been fully completed and approved for occupancy as of the effective date of valuation and comprises 76 residential units.

HYPOTHETICAL CONDITIONS

Proposed Development:	The assumption of a proposed development that has been newly constructed and in good condition as of the effective date of valuation.
Hypothetical Condition:	The analysis performed to develop the opinion of value is based on a hypothesis, specifically that the property condition is assumed to exist when, in fact, it does not.
Hypothetical Events:	Certain events need to occur, as disclosed in the report, before the property condition will, in fact, exist.
Unforeseeable Events:	The appraisal does not consider unforeseeable events that could alter the value conclusions.
Hypothesis:	A different value conclusion would likely result but for the hypothesis.

We have been instructed to make these extraordinary assumptions because the proposed development has not been constructed as of the effective date of valuation.  Based on the extraordinary assumptions and hypothetical conditions, we have provided an estimate of market value for the subject property.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

LEGAL DATA

Registered Property Owner

13535 96th Avenue	Surrey Central City Holdings Ltd.
13547 96th Avenue	Surrey Central City Holdings Ltd.
13549 96th Avenue	Surrey Central City Holdings Ltd.
13523 96th Avenue	Surrey Central City Holdings Ltd.

Legal Description

13535 96th Avenue	Lot 207, Section 34, Block 5 North, Range 2 West ,NWD Plan 51457, PID 004-947-274.
13547 96th Avenue	Strata Lot 1, Section 34, Block 5, North Range 2 West, NWD Plan NW652, PID 001-475-649.
13549 96th Avenue	Strata Lot 2, Section 34, Block 5 North, Range 2 West, NWD Plan NW652, PID 001-475-657.
13523 96th Avenue	Lot 3, Section 34, Block 5 North, Range 2 West, NWD Plan 12954, PID 009-756-256.

Easements and Rights of Way

Perusal of title information for the subject properties indicates that there are no easements, rights of way, or covenants on any of the titles.

A copy of the Title Searches is attached to Appendix “A” of the addendum.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Prior Sales

“The Standards” require appraisers of real property to analyze and report prior sales of the property being appraised that occurred within three years for all property types.  Any impact on the price paid under known undue stimulus must be reported.  According to BC Assessment information our client has assembled the property from July of 2007 to December of 2007.  Sale prices for each of the parcels are outlined in the table below.

Address	Transaction Date	Sale Price
13535 96th Avenue	12/01/2007	$760,000
13547 96th Avenue	10/01/2007	$320,000
13549 96th Avenue	10/01/2007	$320,000
13523 96th Avenue	07/01/2007	$460,000
Total:		$1,860,000
Total Site Area:		45,140 ft2
Price Per Ft2:		$41.21

Agreement for Sale/Listing

Agreements for sale and listing must be analyzed and reported if such information is available to the appraiser in the normal course of business.  It is our understanding that the subject properties are not currently listed for sale exclusively or on MLS as of the effective date of valuation.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

REGIONAL AND NEIGHBOURHOOD DESCRIPTION

The subject property is located in the City of Surrey, one of 21 municipalities included within Metro Vancouver. Surrey is located ±20 miles southeast of Downtown Vancouver and is the second largest member municipality in terms of physical size and population. The city encompasses ±89,780-acres and is bound on the north by the Fraser River, on the south by the Washington State/USA border, on the west by the municipality of Delta and the Pacific Ocean, and on the east by the Township of Langley and the City of Langley. Current population is estimated at ±400,000.

Lions Bay
Howe Sound
Bowen Island
West Vancouver
North Vancouver District
Belcarra
Anmore
North Vancouver City
Electoral Area A
Port Moody
Burnaby
Coquitlam
Port Coquitlam
Vancouver
Pitt Meadows
Maple Ridge
New Westminster
Strait of Georgia
Richmond
Surrey
N
Langley City
Delta
Abbotsford
Langley Township
Boundary Bay
White Rock
Greater Vancouver Regional District
CANADA

Surrey is comprised of six major communities, each of which has a self-contained town center. Each town center includes a commercial core with public and private recreational facilities and is surrounded by high and low density residential development. The general locations of the six communities are noted on the inset map overleaf.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

NEIGHBOURHOOD DATA (Continued)

BRIDGEVIEW
PORT MANN
SkyTrain
BOLIVAR HEIGHTS
FRASER HEIGHTS
SOUTH WESTMINSTER
ST. HELEN'S
104 Ave
Highway #1
SURREY CITY CENTRE
ROYAL HEIGHTS
GUILDFORD
WHALLEY
PORT KELLS
JOHNSTON HEIGHTS
CEDAR HILLS
King George Highway
TYNEHEAD
160 St
88 Ave
GREEN TIMBERS
KENNEDY HEIGHTS
84 Ave
Scott Road
FLEETWOOD
STRAWBERRY HILL
Fraser Hwy
CLAYTON
72 Ave
NEWTON
DELTA
EAST CLAYTON
LANGLEY TOWNSHIP
SULLIVAN
SUNSHINE HILLS
REEDVILLE
152 St
West Cloverdale
CLOVERDALE
Highway #10
WOODWARD'S HILL
Highway #10
LANGLEY CITY
PANORAMA RIDGE
Hwy #99
COLEBROOK
176 St
192 St
200 St
Mud Bay
KENSINGTON
N
ROSEMARY HEIGHTS
ELGIN
32 Ave
LANGLEY TOWNSHIP
CRESCENT BEACH
CAMPBELL HEIGHTS
CRESCENT HEIGHTS
SOUTH SURREY
GRANDVIEW HEIGHTS
REDWOOD PARK
Boundary Bay
OCEAN PARK
16 Ave
WHITE ROCK
SEMIAHMOO
HAZELMERE
Semiahmoo Bay
SEMIAHMOO INDIAN RESERVE
DOUGLAS
CANADA
U.S.A.

City of Surrey – Towns and Communities

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

NEIGHBOURHOOD DATA (Continued)

General Vicinity

The subject property is located in the northwest corner of Surrey within a neighbourhood known as “Surrey City Centre” (a.k.a. “Whalley”). The neighbourhood is generally defined as the area straddling King George Highway, south of 108th Avenue, west of 140th Street, north of Fraser Highway, and east of 132nd Street. The general vicinity is delineated within the inset aerial photograph.

GATEWAY
SKYTRAIN STATION
108 AVE
132 ST
WEST WHALLEY RING RD
KING GEORGE HWY
EAST WHALLEY RING RD
104 AVE
SURREY CENTRAL
SKYTRAIN STATION
102A AVE
102 AVE
OLD YALE RD
100 AVE
HOLLAND PARK
PROPOSED
CONCEPT PLAN
KING GEORGE
SKYTRAIN STATION
FRASER HWY

CITY OF SURREY PLANNING AND DEVELOPMENT DEPARTMENT

CITY CENTRE AERIAL PHOTO

- CENTRAL SKYTRAIN STATION
- 500 AND 800m RADIUS FROM SURREY CENTRAL SKYTRAIN STATION

Surrey City Centre is the oldest and largest of the five major town centers in Surrey. Land use in the neighbourhood is mixed, but predominately includes a band of community and regional commercial uses along the King George Highway between Fraser Highway and 108th Avenues, surrounded by medium and high density multi-family residential development, low density single-family urban land use, and neighbourhood park and recreational facilities.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

NEIGHBOURHOOD DATA

Neighbourhood Description and Occupant Analysis (continued)

Commercial development within the neighbourhood ranges from older and relatively modest free standing retail trade and service outlets to a regional shopping mall (Central City). Prominent neighbourhood developments and occupants include Central City Shopping Centre, Central City Tower, TD Canada Trust, Royal Bank, HSBC, Safeway, Staples and Canadian Tire. Commercial development generally extends one block east and west of King George Highway and ultimately gives way to medium and high density apartments, townhouses, and older detached single family housing.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

NEIGHBOURHOOD DATA

Neighbourhood Description and Occupant Analysis (continued)

Completion of the elevated mass transit system (ALRT) in 1994, which included three stations in Surrey City Centre, provided a direct link with several other major urban areas in the Lower Mainland including downtown Vancouver. The ALRT has contributed to significant interest in the area from the development community, the most significant being the Gateway development at 108th Avenue and West Whalley Ring Road and the Central City Mall and Tower with ±1,000,000 ft² of new office space (i.e.: Central City Tower).A development concept plan for the "City Centre" neighbourhood prepared by Surrey’s Planning Department envisions a concentration of high density mixed commercial and residential development in the vicinity of the three SkyTrain stations.

The northerly station (Gateway) is located at 108th Avenue and 135th Street, the core (Surrey Central) station is located at 102nd Avenue and 135th Street, and the southerly station (King George) lies immediately east of King George Highway at Fraser Highway. The three nodes will be linked by a narrow spine of high density mixed uses surrounded by lower density residential and commercial uses.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

NEIGHBOURHOOD DATA

Neighbourhood Description and Occupant Analysis (continued)

Existing development in the vicinity of the subject is still a broad mix of older one and two storey commercial retail/office buildings, retail strip malls, spot infill development of new low rise multifamily housing removed from the King George corridor, surrounded by an older established single family residential base.

Land use patterns are however beginning to change in the major transit nodes. This includes the Infinity project at the southeast corner of King George Highway and 100th Avenue which is proposed for development with five towers and 1300 units.  Newgen Developments recently completed their D’Cor low rise at the northwest corner of 134th Street and 104th Avenue, and is in the process of developing D’Corize, a 21 storey tower at West Whalley Ring Road and 104th Avenue. Newgen plans to continue to expand on this development, moving directly east with another tower and lowrise.

The noted projects represent only a small fraction of the activity proposed in the City Centre Area. In fact, more than 4000 units are under various stages of the development application process in Guildford.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

NEIGHBOURHOOD DATA (Continued)

General Market Appeal

The market appeal from the development community for properties in Surrey City Centre has been steadily improving over the past five years.  The area is central to the Lower Mainland region and is becoming more important as people continue to move eastward from Vancouver and Burnaby into the Fraser Valley. The area has experienced steady growth over the past ten years but the dramatic redevelopment expected to coincide with the arrival of Skytrain progressed at a much slower pace than initially anticipated.  This changed when land supply and prices further west continued to erode affordability.

The City Centre area is well serviced with three Skytrain Stations as well as a number of major arterial roads and highways.  Surrey continues to lead the region in growth, attracting new residents and businesses annually and the City itself is committed to promoting redevelopment of the neighbourhood.

There appears to be significant renewed interest in the neighbourhood with a record number of land acquisitions and significant lowrise and highrise absorption over the past several years. Overall, it is concluded, that the subject neighbourhood represents a desirable opportunity for investment in real estate with strong demand for land and finished product as the market continues to focus on higher density multi-family product and densification of the identified urban centres.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Photographs of Subject Neighbourhood

Photo of “Parkwoods” apartment complex  to the west of subject along 96th Avenue.

Photo facing east along 96th Avenue. Photographs of Subject Neighbourhood (continued)

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Photo of “King City Town Homes” development  located across the street from subject development.

Photo of Surrey Alliance Church located  along the south side of 96th Avenue. Photographs of Subject Neighbourhood (continued)

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Photo of Service Station located at the northwest corner of 96th Avenue and the King George Highway.

Photo of a commercial development tenanted by “Tim Hortons” located at the southwest corner of 96th Avenue and the King George Highway.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Photographs of Subject Neighbourhood (continued)

Photo facing west along 96th Avenue.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

PHOTOGRAPH OF SUBJECT PROPERTY

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

AERIAL PHOTOGRAPH OF SUBJECT PROPERTY

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Site Plan

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

SITE DESCRIPTION

Based on our Terms of Reference, we have been instructed to assume the subject property comprise an assembly of three parcels of land. Based on information provided by the City of Surrey, and BC Assessment data, the subject property consists of a total site area of 1.04 Acres (45,140 ft2).  A Site Plan is shown opposite this page and the subject site is identified and highlighted in the colour yellow.

Site Area:	Site Dimensions:
	Northern Lot Line:	246.06 feet
	Southern Lot Line:	246.06 feet
	Western Lot Line:	181.23 feet
	Eastern Lot Line:	191.31 feet
	Site Area:	45,140 ft2 (1.04 Acres)
Topography:	The topography is level.
Soil Conditions:
We have not been provided with an engineering study; however, we assume soil conditions are stable and underlying geology is adequate to support the proposed mixed use development.  No representations have been made concerning soil conditions.

Street Improvements:	96th Avenue is asphalt paved to a width of two lanes in each direction and improved with street lights, above ground wiring, curbs and sidewalks along the subject development.
Site Access:	Access to the site is available from 96th Avenue.
Servicing:	Municipal services are available to the subject property. Off-site costs are reported to be $125,000.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Site Description (continued)

Watercourse Map

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Site Description (continued)

Drainage Connection Map

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Site Description (continued)

Sanitary Sewer Connection Map

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Site Description (continued)

Municipal Water Connection Map

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

PROPOSED DEVELOPMENT

We have been instructed to assume the overall subject site is fully improved and approved for occupancy with a proposed townhouse development as of the effective date of valuation.  The description of the proposed development is based on architectural drawings provided by our client.

The proposed development comprises 76 strata titled apartment units located within a four storey building.  The layout of the development is illustrated on the following pages.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Proposed Development (continued)

PROPERTY LINE
PROPERTY LINE
NEW PROPERTY LINE
2 BR 856 SQFT.
1 BR 546 SQFT.
1 BR 546 SQFT.
1 BR 587 SQFT.
1 BR 546 SQFT.
STD. 465 SQFT.
1 BR 546 SQFT.
1 BR 546 SQFT.
AMENITY AREA
CREEK SETBACK
1 BR 546 SQFT.
1 BR 647 SQFT.
1 BR 611 SQFT.
STD. 465 SQFT.
1 BR 546 SQFT.
1 BR 593 SQFT.
1 BR 486 SQFT.
2 BR 910 SQFT.
1 BR 624 SQFT.
1 BR 546 SQFT.
2 BR 806 SQFT.
CREEK
GAS PUMP
ENT
CONCRETE SIDEWALK
PROPERTY LINE
96 AVE.

DEVELOPMENT DATA

EXISTING SITE AREA	45 140.00 SQFT.
SITE DEDICATION	18 306.53 SQFT.
FINAL SITE AREA	26 833.47 SQFT.

F.A.R.

PERMITTED 3.5

PROVIDED 13 429.84 X 4 = 53 719.36 / 26 833.47 = 2.00

SITE COVERAGE

PROVIDED 15 249.36 / 26 833.47 = 0.56 SAY 56%

DWELLING UNITS

PROVIDED 80 UNITS

PARKING

RESIDENTIAL:

REQUIRED

STUDIO	-	8 X 1.3 = 10.4
1 BED RM.	-	53 X 1.3 = 68.9
2 BED RM.	-	15 X 1.5 = 22.5
	76	101.8

CITY CENTRE DISCOUNT = 20% DISCOUNT OF 101.8 = 20.36

RESIDENTIAL PARKING = 101.8 - 20.36 = 81.44 (SAY 82)

VISITOR

REQUIRED - 76 X 0.2 = 15.2

CITY DISCOUNT CENTRE = 20% DISCOUNT OF 15.2 = 3.04

VISITOR PARKING = 15.2 - 3.04 = 12.16 (SAY 13)

REQUIRED = 82+13=95

PROVIDED = 97

BICYCLE PARKING

REQUIRED: 76X1.2=91.2 (SAY 92)

PROVIDED: 92

SUITE SCHEDULE (AREA STATEMENT)

FLOOR	A (910 SQFT.)	B (856 SQFT.)	C (806 SQFT.)	D (647 SQFT.)	E (624 SQFT.)	F (611 SQFT.)	G (593 SQFT.)	H (587 SQFT.)	I (546 SQFT.)	J (486 SQFT.)	K (465 SQFT.)	TOTAL
FIRST FLOOR	1	1	1	1	1	1	1	1	8	1	2	19
SECOND FLOOR	1	1	2	1	1	1	1	1	7	1	2	19
THIRD FLOOR	1	1	2	1	1	1	1	1	7	1	2	19
FOURTH FLOOR	1	1	2	1	1	1	1	1	7	1	2	19
TOTAL NO. OF SUITES	4	4	7	4	4	4	4	4	29	32	8	76
TOTAL SUITES AREA	3 640	3 424	5 642	2 588	2 496	2 444	2 372	2 348	15 834	19 44	3 720	46 492

SITE PLAN

SCALE: 1/32" = 1'-0"

RESIDENTIAL DEVELOPMENT

13535/13547/13549 KING GEORGE HWY, SURREY, BC

SITE PLAN

SCHEME-'A'

4 STOREY

A1

Site Plan

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Proposed Development (continued)

GARBAGE
RECYCLE
LOBBY
ELEV.
MECH
UP
DN

BASEMENT PARKING PLAN (LEVEL-1)

SCALE: 1/32" = 1'-0"

RESIDENTIAL DEVELOPMENT

13535/13547/13544 KING GEORGE HWY., SURREY, B.C

BASEMENT PARKING PLAN LEVEL-1

SCHEME-'A'
4 STOREY

A2

Basement Parking Plan Level One

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Proposed Development (continued)

LOBBY
ELEV

BASEMENT PARKING PLAN LEVEL -2

SCALE: 1/32" = 1'-0"

RESIDENTIAL DEVELOPMENT

15535/15541/15544 KING GEORGE HWY., SURREY, B.C

BASEMENT PARKING PLAN LEVEL-2

SCHEME-'A'
4 STOREY

A3

Basement Parking Plan Level Two

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Proposed Development (continued)

General Description

We have been instructed to assume the subject property is fully improved with a newly built proposed development as of the effective date of valuation.  Our client has provided a preliminary floor plan layout (Appendix “C”) of the proposed development.

The Proposed Development comprises of a 76 strata titled apartment units.

There will be 8 studio apartments, 53 one bedroom apartments, and 15 two bedroom apartments. There will be 82 residential and 13 visitor secured underground parking stalls.

Building amenities include Interphone system with video surveillance, a lounge with meeting room, and a fully equipped fitness facility.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Proposed Development (continued)

Unit #	Floor	Unit	Square Feet	Bedrooms

101	1	H	587	1	Corner Unit
102	1	I	546	1	Interior Unit
103	1	I	546	1	Interior Unit
104	1	B	856	2	Corner Unit
105	1	I	546	1	Interior Unit
106	1	I	546	1	Interior Unit
107	1	I	546	1	Interior Unit
108	1	I	546	1	Interior Unit
109	1	A	910	2	Corner Unit
110	1	E	624	1	Interior Unit
111	1	I	546	1	Interior Unit
112	1	C	806	2	Corner Unit
113	1	J	486	1	Interior Unit
114	1	F	611	1	Corner Unit
115	1	K	465	Studio	Interior Unit
116	1	G	595	1	Interior Unit
117	1	D	647	1	Interior Unit
118	1	I	546	1	Interior Unit
119	1	K	465	Studio	Interior Unit
201	2	H	587	1	Corner Unit
202	2	I	546	1	Interior Unit
203	2	I	546	1	Interior Unit
204	2	B	856	2	Corner Unit
205	2	I	546	1	Interior Unit
206	2	I	546	1	Interior Unit
207	2	I	546	1	Interior Unit
208	2	I	546	1	Interior Unit
209	2	A	910	2	Corner Unit
210	2	E	624	1	Interior Unit
211	2	I	546	1	Interior Unit
212	2	C	806	2	Corner Unit
213	2	J	486	1	Interior Unit
214	2	F	611	1	Corner Unit
215	2	K	465	Studio	Interior Unit
216	2	G	595	1	Interior Unit
217	2	D	647	1	Interior Unit
218	2	I	546	1	Interior Unit
219	2	K	465	Studio	Interior Unit

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Proposed Development (continued)

Unit #	Floor	Unit	Square Feet	Bedrooms
301	3	H	587	1	Corner Unit
302	3	I	546	1	Interior Unit
303	3	I	546	1	Interior Unit
304	3	B	856	2	Corner Unit
305	3	I	546	1	Interior Unit
306	3	I	546	1	Interior Unit
307	3	I	546	1	Interior Unit
308	3	I	546	1	Interior Unit
309	3	A	910	2	Corner Unit
310	3	E	624	1	Interior Unit
311	3	I	546	1	Interior Unit
312	3	C	806	2	Corner Unit
313	3	J	486	1	Interior Unit
314	3	F	611	1	Corner Unit
315	3	K	465	Studio	Interior Unit
316	3	G	595	1	Interior Unit
317	3	D	647	1	Interior Unit
318	3	I	546	1	Interior Unit
319	3	K	465	Studio	Interior Unit
401	4	H	587	1	Corner Unit
402	4	I	546	1	Interior Unit
403	4	I	546	1	Interior Unit
404	4	B	856	2	Corner Unit
405	4	I	546	1	Interior Unit
406	4	I	546	1	Interior Unit
407	4	I	546	1	Interior Unit
408	4	I	546	1	Interior Unit
409	4	A	910	2	Corner Unit
410	4	E	624	1	Interior Unit
411	4	I	546	1	Interior Unit
412	4	C	806	2	Corner Unit
413	4	J	486	1	Interior Unit
414	4	F	611	1	Corner Unit
415	4	K	465	Studio	Interior Unit
416	4	G	595	1	Interior Unit
417	4	D	647	1	Interior Unit
418	4	I	546	1	Interior Unit
419	4	K	465	Studio	Interior Unit

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

General Description

The proposed development’s building specifications are summarized as follows.

Structural Foundation: Superstructure: Floor: Roof: Walls: Windows: Balconies:	Reinforced concrete foundation Wood frame walls Wood sub floor on the main and upper floors. Asphalt Shingles Mixture of vinyl, wood and brick siding. Glazed Double Pane Each unit has one balcony.
Finishing Interior:
Flooring: Ceramic tile flooring, Engineered hardwood flooring, Carpeting.
Walls: Painted gypsum board walls.
Ceilings: Painted or textured ceilings.
Doors: Heritage style interior doors.
Cabinets: Laminate cabinets, with glass accent doors and aluminum pulls.
Countertops: Granite and Lamintate.
Appliances: All units will include a Whirlpool fridge, stove, dishwasher, washer and dryer.
Blinds: Window coverings throughout.
Plumbing: American Standard chrome faucets

Mechanical Heating:	Electric baseboard heating, gas and water heater.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

General Description (continued)

Building Age and Condition

We have been instructed to assume the subject site is fully improved with a newly built proposed development as of the effective date of valuation.  Based on our review of the building specifications, we have assumed the subject’s proposed development comprises a good quality townhouse project.  “Marshall Valuation Service”, an internationally recognized costing service, indicates that Class D, good quality apartment buildings have life expectancies of approximately 50 years.

Therefore, based on our Terms of Reference, Hypothetical Conditions, and Extraordinary Assumptions, it is our opinion that the building has an effective age of 0 years and a remaining economic life of 50 years.

Conclusion

In conclusion, we have assumed the subject property is fully improved with 76 residential strata units as of the effective date of valuation.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

ASSESSMENT AND TAXES

Property Assessment

The subject property is located within assessment area number 15 and is administered by the Surrey/White Rock assessment office.

Property Address	Roll Number	2008 Assessment 2008 Property Taxes
		Land	Improvements	Total
13535 96th Avenue	2340856024	$362,000	$138,000	$500,000	$2,559.01
13547 96th Avenue	2340981013	$150,000	$68,900	$218,900	$1,321.04
13549 96th Avenue	2340981025	$150,000	$68,900	$218,900	$1,321.04
13523 96th Avenue	2340020128	$325,000	$55,500	$380,500	$2,032.72
Total		$987,000	$331,300	$1,318,300	$7,233.81

“Actual Value” reflects market value for the fee simple interest in the property as estimated by the Assessment Authority as of the valuation date (July 1st, 2007) based on physical condition of the land and building as of October 31, 2007.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

LAND USE DATA

 Zoning

According to information provided by the City of Surrey, the subject property is currently split zoned RF (Single Family Residential Zone), and RM-D (Duplex Residential Zone).  However an application has been submitted to the City of Surrey to rezone the subject properties to a CD (Comprehensive Development Zone) to accommodate the development of a 76 unit apartment building.

A copy of the zoning bylaw is attached to Appendix “C” of the Addendum.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Official Community Plan Designation

Future land use of all properties in the City of Surrey is controlled by an Official Community Plan. The O. C. P. is a comprehensive plan designed to regulate and control future growth in the city and to provide some continuity with regard to land use.  With talking to the planning department front desk, the O. C. P. indicates that the subject site is located within an area designated "Multiple Residential". The Official Community Plan is not a zoning bylaw nor does it supersede any existing zoning or land use contracts. It does, however, outline city planning objectives for the area and places some limitation on the freedom of Council to rezone a property to allow any use other than one contained in the plan designation.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

City Centre General Land Use

A review of the City Centre planning area has been underway since 2007.  On July 28th, 2008 Corporate Report R159 was presented to Surrey City Council with respect to Phase II, Stage 1 results of the Land Use Concepts for the City Centre area  The intent of the report was to provide council with an update on the results of the Phase II, Stage 1 Plan Update and obtain council’s authorization to proceed with a public consultation process to seek input on proposed land use options to prepare a final recommended land use plan.  According  to  the “Recommended General Land Use Concept” (inset to right) plan, the subject property is identified for Medium Density Residential with a 3.5 FAR. It is important to recognize that the recommended land use for the subject is subject to considerable future public and lobby group input. As a result, changes to the plan should be anticipated as the city moves closer to final adoption.

Recommended General Land Use Concept

R 1.5
Low Density Residential
1.5 FAR
R 0.6
Single/Duplex Family Residential
0.6 FAR
R 1.5
Low Density Residential
1.5 FAR
CR 2.5
Medium Density Mixed Use
2.5 FAR
R 5.5
Gateway High Density Residential
5.5 FAR
CR 5.5
High Density Mixed Use
5.5 FAR
R 1.5
Low Density Residential
1.5 FAR
R 1.5
Low Density Residential
1.5 FAR
R 3.5
Medium Density Residential
3.5 FAR
CR 3.5
High-Medium Density Mixed Use
3.5 FAR
CR 3.5
Medium Density Mixed Use
3.5 FAR
R 5.5
High Density Residential
5.5 FAR
CR 3.5
High-Medium Density Mixed Use
3.5 FAR
ICR 7.0
7.0 FAR
CR 3.5
Medium Density Mixed Use
Subject
R 1.5
Low Density Residential
1.5 FAR
Residential
1.5 FAR
R 3.5
Medium Density Residential
3.5 FAR
R 2.5
Medium-Low Density Residential
2.5 FAR
R 5.5
King George High Density Residential
5.5 FAR
R 0.6
Single Duplex Family Residential
0.6 FAR
R 1.5
Low Density Residential
1.5 FAR
CR 4.5
High-Medium Density Mixed Use
4.5 FAR
R 1.5
Low Density Residential
1.5 FAR
CR 3.5
Medium Density Mixed Use
3.5 FAR
IC 4.5
4.5 FAR
Density
High
Medium
Low
Floor Area Ratio
7.0
5.5
4.5
3.5
2.5
1.5
0.6
Mixed Use
Parks/Green Space
School
Proposed Future Mini-Park
Proposed Future Mini-Plaza
Uses:
I - Institutional
C - Commercial
R - Residential

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

HIGHEST AND BEST USE

The definition of “Highest and Best Use” is as follows:

“the reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supportable, financially feasible, and that results in the highest value1 .”

Many factors and appraisal principles become a consideration in the determination of "Highest and Best Use". These include: government regulations, supply, demand, anticipation, balance, surplus productivity, contribution, competition, etc.  The definition also includes the presumption that the use is in keeping with the zoning and legal requirements.

The concept of "Highest and Best Use" recognizes that land use patterns can change over a given period and that the optimum use of a site is determined by need or demand at any given point in time. Elements affecting value that are dependent upon events or a combination of occurrences which, while within the realm of possibility, are not shown to be reasonably probable, and should be excluded from consideration.  This is also the case if the intended use is dependent on the uncertain act of another person.

When a site is improved, the integrated unit of land and building must be continued in the use for which the improvement was designed, adapted, or could readily be converted, so long as the land and building in combination have a higher market value than the land alone, if vacant and available for a better use. It follows, therefore, that provided the subject improvements contribute value to the whole, over and above the value of the land alone, they represent the “Highest and Best Use” of the site for the remainder of their economic life.

1 The Appraisal Institute.  The Appraisal of Real Estate, Canadian Edition, Illinois Not-For-Profit Corporation, 1992.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

The Land, As If Vacant

The subject property is located in the City Centre area of Surrey.  More specifically, the subject development is located on the north side of 96th Avenue, just west of the King George Highway. The development is located close to major arterial routes, schools and shopping facilities.

The subject site consists of a total site area of 1.04 Acres.  The property is currently split zoned RF (Single Family Residential Zone), and RM-D (Duplex Residential Zone).  However, as per our terms of reference, we have assumed that the property has been rezoned to CD (Comprehensive Development Zone) to accommodate the development of a 76 unit apartment building.

If the subject site was vacant and unimproved, it is our opinion that the Highest and Best Use would be development in accordance with the proposed CD zoning bylaw.

The Property, If Improved

At the date of inspection, the subject site is vacant and unimproved; however, for the purpose of this hypothetical appraisal, we have assumed the Proposed Development has been fully completed and approved for occupancy as of the effective date of valuation and comprises 76 strata titled residential units.  Considering our assumption of a newly developed mixed use project, we are of the opinion that the Highest and Best Use of the subject property, as of the effective date of valuation, is its residential uses for the remainder of the property’s economic life.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

DIRECT COMPARISON APPROACH

In this section of our report, we will provide an estimate of current market value for each of the individual units proposed within the subject development, assuming construction is 100% complete as of the effective date of valuation. The individual values for the units will be totaled to arrive at a “gross sellout price” for the proposed development.  We stress that the “gross sellout price” assumes that the individual units are sold over an appropriate time frame and that this figure may not represent “Market Value” for the whole of the development if sold on a bulk basis to a single purchaser.

The valuation method considered most appropriate for estimating the gross retail market value of individual strata units is the Direct Comparison Approach.  This approach is based on the Principle of Substitution which affirms that a prudent purchaser will not pay more for a property than the price of an equally desirable substitute property in a similar condition.  This approach provides a reliable indication of value, particularly in an active market, given a reasonable availability of market data having a sufficient degree of comparability to the subject.

In estimating the current market value of the subject’s proposed strata units, we have reviewed preliminary plans prepared by our client. as summarized in the Proposed Development section of this report.  We have also researched the real estate market for recent sales and current offerings of strata titled condominium units.  For the projects analyzed, we have considered unit size, type of development, location, quality of finish including amenities, etc.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Comparable Market Data

13239 Old Yale Road, Surrey

The “Max” development is a new 64 unit condominium complex located in the City Centre area of Surrey.

The development consists of a four storey building consisting of one bedroom, one bedroom + den, two bedroom and two bedroom + den units.

Finishes include a mixture of ceramic tile, carpet, and laminate flooring.  All units include granite countertops in the kitchen.

All units include a electric fireplace, 2” horizontal blinds, vertical blinds on patio and balcony doors, pre-wired for 5.1 surround sound, Cat 5 wiring, hard wired smoke detectors and fire sprinklers.

Building amenities include a landscaped central courtyard, fireplace and seating area in the lobby, and the Max lounge featuring a fireplace, wet bar, pool table and kitchen.

Pricing Information
Minimum Size 634
Maximum Size 1,169
Price Minimum $245,900
Price Maximum $387,900
Price / ft² Minimum $323
Price / ft² Maximum $404
Average Price / ft² $362

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Comparable Market Data – Townhouses (continued)

COMPARABLE TWO
9850 King George Highway, Surrey
Ethical Gardens

The “Ethical Gardens” development is a new 63 unit condominium complex located in the City Centre area of Surrey.

The development consists of a four storey building consisting of one bedroom, one bedroom + den, two bedroom and two bedroom + den units.

Finishes include a mixture of ceramic tile, carpet, and laminate flooring.  All units include granite countertops in the kitchen.

Building amenities include an Enterphone system, closed circuit 24 security cameras and an amenity room featuring a kitchen and seating area.

Pricing Information
Minimum Size 656
Maximum Size 1,116
Price Minimum $245,000
Price Maximum $416,000
Price / ft² Minimum $364
Price / ft² Maximum $394
Average Price / ft² $373

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

COMPARABLE THREE
13500 Gateway Drive, Surrey
Evo 2

The “Evo” development is a new 91 unit condominium complex located in the City Centre area of Surrey.

The development consists of a four storey building consisting of one bedroom, junior one bedroom and two bedroom units.

Finishes include a mixture of ceramic tile, carpet, and laminate flooring.  All units include granite countertops in the kitchen.

Building amenities include an Enterphone system and a landscaped interior courtyard.

Pricing Information
Minimum Size 441
Maximum Size 914
Price Minimum $164,900
Price Maximum $349,900
Price / ft² Minimum $342
Price / ft² Maximum $419
Average Price / ft² $375

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

COMPARABLE FOUR
18755 68th Avenue, Surrey
Quattro Phase 3

The “Quattro Phase 3” development is a new 108 unit condominium complex located in the City Centre area of Surrey.

The development consists of a four storey building consisting of studio, junior one bedroom, one bedroom, one bedroom + den, two bedroom and two bedroom + den units.

Finishes include a mixture of ceramic tile and carpet flooring. All units include granite countertops in the kitchen.

Building amenities include a landscaped lawns and courtyards, fully equipped fitness centre and video surveillance system.

Pricing Information
Minimum Size 407
Maximum Size 1,215
Price Minimum $139,900
Price Maximum $389,900
Price / ft² Minimum $331
Price / ft² Maximum $468
Average Price / ft² $410

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Analysis of Comparable Market Data (continued)

Comparable sale number one “The Max” is situated in the City Centre area of Surrey. Units in this development are selling in the price range of $245,900 to $387,900, which indicate rates ranging from $323.00 per ft2 to $404.00 per ft2 and an average price per ft2 of $362.00. The overall location of this development is considered to be relatively similar compared to the subject’s location.  Sales in this development started in June of 2008, therefore no adjustment is required for time.  However, the average size of the units is larger compared to the subject, resulting in upward adjustments for unit size.  Based on the preceding an average unit price slightly higher than $362.00 per ft2 is indicated for the subject development.

Comparable sale number two “Ethical Gardens” is situated in the City Centre area of Surrey. Units in this development are selling in the price range of $245,000 to $416,000, which indicate rates ranging from $364.00 per ft2 to $394.00 per ft2 and an average price per ft2 of $373.  Sales in this development started in October of 2007. Negative adjustment to the unit values is considered necessary to reflect market losses since date of sale and the date of this appraisal. However, the overall size of these units is on average larger than the subject development. Therefore, upward adjustments are required for unit size.  Based on the preceding an average price per ft2 below $373.00 is indicated for the subject development.

Comparable sale number three “Evo” is situated in the City Centre area of Surrey. Units in this development are selling in the price range of $164,900 to $349,900, which indicate rates ranging from $342.00 per ft2 to $419.00 per ft2 and an average price per ft2 of $375.  Sales in this development started in August of 2008, therefore no adjustments are required for time. However, the overall location of this development is considered to be superior compared to the subject, resulting in a downward adjustment for location.  Based on the preceding an average price per ft2 below $375.00 is indicated for the subject development.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Analysis of Comparable Market Data (continued)

Comparable sale number four “Quattro Phase 3” is situated in the City Centre area of Surrey. Units in this development are selling in the price range of $139,900 to $389,900, which indicate rates ranging from $331.00 per ft2 to $468.00 per ft2 and an average price per ft2 of $410.00. Sales in this development started in May of 2008.  Negative adjustment to the unit values is considered necessary to reflect market losses since date of sale and the date of this appraisal. Furthermore, the overall location of this development is considered to be superior compared to the subject, resulting in a downward adjustment for location.  Based on the preceding an average price per ft2 below $410.00 is indicated for the subject development.

Summary

In summary, comparable sale number one is inferior in overall location and comparables two and three are relatively similar in location compared to the subject development.  The quality of construction in these developments is considered to be similar to the subject development. Comparables indicate prices per ft2 ranging from $323.00 per ft2 to $468.00 per ft2. On the following pages, we have charted the value estimates for all of the proposed housing units.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

ESTIMATE OF GROSS PROCEEDS

Unit #	Floor	Type	Size	Bdrms.	Influence	Price Per	Estimated
						FT2	Sale Price
101	1	H	587	1	Corner Unit	$375	$220,125
102	1	I	546	1	Interior Unit	$370	$202,020
103	1	I	546	1	Interior Unit	$370	$202,020
104	1	B	856	2	Corner Unit	$310	$265,360
105	1	I	546	1	Interior Unit	$370	$202,020
106	1	I	546	1	Interior Unit	$370	$202,020
107	1	I	546	1	Interior Unit	$370	$202,020
108	1	I	546	1	Interior Unit	$370	$202,020
109	1	A	910	2	Corner Unit	$305	$277,550
110	1	E	624	1	Interior Unit	$365	$227,760
111	1	I	546	1	Interior Unit	$370	$202,020
112	1	C	806	2	Corner Unit	$310	$249,860
113	1	J	486	1	Interior Unit	$395	$191,970
114	1	F	611	1	Corner Unit	$385	$235,235
115	1	K	465	Studio	Interior Unit	$395	$183,675
116	1	G	593	1	Interior Unit	$370	$219,410
117	1	D	647	1	Interior Unit	$370	$239,390
118	1	I	546	1	Interior Unit	$370	$202,020
119	1	K	465	Studio	Interior Unit	$395	$183,675
201	2	H	587	1	Corner Unit	$378	$221,886
202	2	I	546	1	Interior Unit	$373	$203,658
203	2	I	546	1	Interior Unit	$373	$203,658
204	2	B	856	2	Corner Unit	$313	$267,928
205	2	I	546	1	Interior Unit	$373	$203,658
206	2	I	546	1	Interior Unit	$373	$203,658
207	2	I	546	1	Interior Unit	$373	$203,658
208	2	I	546	1	Interior Unit	$373	$203,658
209	2	A	910	2	Corner Unit	$308	$280,280
210	2	E	624	1	Interior Unit	$368	$229,632
211	2	I	546	1	Interior Unit	$373	$203,658
212	2	C	806	2	Corner Unit	$313	$252,278
213	2	J	486	1	Interior Unit	$398	$193,428
214	2	F	611	1	Corner Unit	$388	$237,068
215	2	K	465	Studio	Interior Unit	$398	$185,070
216	2	G	593	1	Interior Unit	$373	$221,189
217	2	D	647	1	Interior Unit	$373	$241,331
218	2	I	546	1	Interior Unit	$373	$203,658
219	2	K	465	Studio	Interior Unit	$398	$185,070

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Estimate of Gross Proceeds (continued)

Unit #	Floor	Type	Size	Bdrms.	Influence	Price Per	Estimated
						FT2	Sale Price
301	3	H	587	1	Corner Unit	$381	$223,647
302	3	I	546	1	Interior Unit	$376	$205,296
303	3	I	546	1	Interior Unit	$376	$205,296
304	3	B	856	2	Corner Unit	$316	$270,496
305	3	I	546	1	Interior Unit	$376	$205,296
306	3	I	546	1	Interior Unit	$376	$205,296
307	3	I	546	1	Interior Unit	$376	$205,296
308	3	I	546	1	Interior Unit	$376	$205,296
309	3	A	910	2	Corner Unit	$311	$283,010
310	3	E	624	1	Interior Unit	$371	$231,504
311	3	I	546	1	Interior Unit	$376	$205,296
312	3	C	806	2	Corner Unit	$316	$254,696
313	3	J	486	1	Interior Unit	$401	$194,886
314	3	F	611	1	Corner Unit	$391	$238,901
315	3	K	465	Studio	Interior Unit	$401	$186,465
316	3	G	593	1	Interior Unit	$376	$222,968
317	3	D	647	1	Interior Unit	$376	$243,272
318	3	I	546	1	Interior Unit	$376	$205,296
319	3	K	465	Studio	Interior Unit	$401	$186,465
401	4	H	587	1	Corner Unit	$385	$225,995
402	4	I	546	1	Interior Unit	$380	$207,480
403	4	I	546	1	Interior Unit	$380	$207,480
404	4	B	856	2	Corner Unit	$320	$273,920
405	4	I	546	1	Interior Unit	$380	$207,480
406	4	I	546	1	Interior Unit	$380	$207,480
407	4	I	546	1	Interior Unit	$380	$207,480
408	4	I	546	1	Interior Unit	$380	$207,480
409	4	A	910	2	Corner Unit	$315	$286,650
410	4	E	624	1	Interior Unit	$375	$234,000
411	4	I	546	1	Interior Unit	$380	$207,480
412	4	C	806	2	Corner Unit	$320	$257,920
413	4	J	486	1	Interior Unit	$405	$196,830
414	4	F	611	1	Corner Unit	$395	$241,345
415	4	K	465	Studio	Interior Unit	$405	$188,325
416	4	G	593	1	Interior Unit	$380	$225,340
417	4	D	647	1	Interior Unit	$380	$245,860
418	4	I	546	1	Interior Unit	$380	$207,480
419	4	K	465	Studio	Interior Unit	$405	$188,325

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Summary of Estimate of Gross Proceeds

45672

Total Gross Proceeds	$16,657,622

Average Price Per Unit	$219,179

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

ESTIMATED ABSORPTION TIME

As of the date of valuation, the market for condominium units has softened throughout the Surrey area with slight decreases in selling prices.

Recent sales data from the Fraser Valley Real Estate Board’s Multiple Listing Service (MLS®) indicates that Fraser Valley’s real estate market is changing to favour the buyer.  Sales continue to decrease and benchmark prices for residential homes in most Fraser Valley communities are moderating, in some areas trending down slightly since March.

The Fraser Valley Real Estate Board reported 910 sales on the Multiple Listing Service® (MLS®) in August, reflecting a decrease of 48 per cent compared to the 1,763 sales processed during the same month last year.  The Board received 2,517 new listings in August, taking the number of active listings to 11,770, a 51 per cent increase compared to the 7,819 listings available during August 2007 however, a 4 per cent decline off July 2008’s record high of 12,299 listings.

Kelvin Neufeld, President of the Board is quoted as saying, “Although our economy remains fundamentally strong with stable mortgage rates, low unemployment and consistent population growth, our clients took a ‘wait and see’ approach this summer to buying and selling real estate.” Neufeld says a typical summer slowdown combined with consumer caution has created the best buying conditions in the Fraser Valley in over a decade.  “Selection is at record levels. Interest rates remain competitive, while prices have moderated.”  The majority of Fraser Valley communities have seen the average price of single family detached homes fluctuate in a downward trend since February or March 2008, with the average price for a detached home in the Valley showing a six-month decrease of 1.5 per cent. However year over year, the average price of a Fraser Valley single family detached home continued to show positive gains, going from $526,879 in August 2007 to $541,795 last month – a 2.8 per cent increase.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Estimated Absorption Time (continued)

In addition to statistical data from the Fraser Valley Real Estate Board, we have surveyed a number of townhouse developments in the market area for absorption figures.  The chart below outlines average monthly absorption rates for some of the condominium developments in Surrey.

Comp.	Address	Total # of	Units	Absorption Rate
No.	Project Name	Units	Sold	Units/Month
1	14333 104th Street	72	30	3.00
	Park Central
2	10095 154th Street	173	140	5.00
	Escada
3	10280 133rd Street	71	71	15.00
	Element

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Absorption Analysis

The preceding developments suggest absorption rates ranging from +3 units per month to as high as +15 units per month.  Also important to consider is that the stronger months of the year are generally during the spring, when sales tend to pick up and the real estate market, in general, is stronger than other months in the year.  Therefore, absorption rates can vary depending upon when a project is brought onto the market.

The subject development has been designed to target lower income individuals and families, 1st time buyers and investors.  The location of the development in proximity to parks, and neighbourhood schools will provide widespread market appeal.

Conclusion

Given the current state of the local market, current interest rates, and our estimated market value of the proposed townhouse units, it is our opinion that an absorption rate of approximately +/-6 units per month is reasonable for the 76 unit project.  That would indicate an absorption period of approximately +12 months for the project.

The preceding estimates assume that a vigorous professional marketing program is established at the on-set of construction.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

SITE VALUATION

The appraisal process involves a systematic analysis of the factors that bear upon the value of real estate. In estimating the Market Value of the subject property, the Appraisal Institute of Canada has identified the following six procedures in valuing vacant land:

A) Direct Comparison Approach	D) Subdivision Development Method
B) Abstraction Method	E) Land Residual Technique
C) Extraction Method	F) Ground Rent Capitalization Method

All six procedures are derived from three basic approaches to value.  Direct comparison and income (i.e., ground rent capitalization) can be directly applied to land valuation. Abstraction and extraction procedures reflect the influence of the direct and cost approaches; the land residual technique is based on the income and cost approaches.  Subdivision development draws on elements of all three approaches.

Direct Comparison Approach may be used to value land that is actually vacant or land that is being considered as though vacant for appraisal purposes.  Direct comparison is the most common technique for valuing land and it is the preferred method when comparable sales are available.  To apply this method, sales and other data for similar parcels of land are analyzed, compared, and adjusted to provide a value indication for the land being appraised.

Firstly, we have gathered market data on actual property sales, listings, and offers.  Secondly, we have identified similarities and differences in the comparable properties.  Thirdly, we have ranked the market data according to their relevance with the subject property.  Next, we have adjusted the prices of the comparables to account for the dissimilar characteristics of the land being appraised.  Finally, we have concluded an estimate of vacant land value for the subject property.

In this report, we have utilized the Direct Comparison Approach and the Development Method to estimate a value for the subject sites as though vacant and zoned CD.  The following transactions have been considered.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Comparable Market Data

COMPARABLE ONE

13806 108th Avenue, Surrey, BC

Sale Summary

Sale Date Sale Price	Site Area	Price Per Ft^2	Zoning
July 2007 $365,000	0.20 Acres 8,688 Ft^2	**$42.01**	RF

Comparable Sale
108 Ave
King George Hwy
99A
Whalley
Gateway Skytrain
109 Ave
110 Ave
111 Ave
107 A Ave
106 Ave
©2008 Google - Map data ©2008 NAVTEQ™

Aerial Photo

Comparable Sale
108 Ave
107A Ave
138 St

Comments:

Comparable sale is located on the southeast corner of 108th Avenue and 138th Street in the Surrey City Centre neighbourhood. The City of Surrey designates the land use of the property as multiple residential within the OCP.

Comparable improved with a 2,200 ft^2 residential dwelling capable of generating rental income during the holding period.

Property purchased as part of a three lot assembly for a proposed ±60 unit apartment building. At time of sale no application was made to the City of Surrey for redevelopment.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Comparable Market Data (continued)

COMPARABLE TWO

10770 138th Avenue, Surrey, BC

Sale Summary

Sale Date Sale Price	Site Area	Price Per Ft^2	Zoning
April 2008 $700,000	0.34 Acres 14,907 Ft^2	**$46.96**	RF

111 A Ave
111 Ave
110 A Ave
110 Ave
109 Ave
108 Ave
107 A Ave
106 Ave
105 A Ave
105 Ave
King George Hwy
99A
Hilton Rd
Grosvenor Rd
Brentwood Crescent
Park Dr
Kindersley Dr
Whalley
Hawthorne
Rotary Park

Aerial Photo

Comparable Sale
108 Ave
107A Ave
138 St
139 St
137A St
East Whalley Ring Rd
Cowan Rd
Larner Rd
Forsyth Park

Comments:

Comparable sale is located on the east side of 138th Street, one lot south of 108th Avenue in the Surrey City Centre neighbourhood. The City of Surrey designates the land use of the property as multiple residential within the OCP.

Comparable sale was vacant at time of sale.

It is our understanding that the purchaser will be making an application to the City of Surrey to rezone the sites located at 13806 and 13820 108th Avenue and 10770 138th Street (comparable sale) in order to accommodate a ±60 unit condominium development. In total, the three parcels will have an aggregate area of ±31,280 ft^2 (0.72 Acres).

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

COMPARABLE LAND SALES CHART

Sale	Address	Selling	Sale	Site	Price Per
No.		Price	Date	Size Ft2	FT2
1	13806 108th Avenue	$365,000	07/2007	8,688	$42.01
2	10770 138th Avenue	$700,000	04/2008	14,907	$46.96
3	12098 & 12120 82nd Avenue	$2,363,500	02/2007	45,085	$52.42
4	13555 Gateway Drive	$2,720,000	06/2007	49,746	$54.68
5	17741 & 17755 58th Avenue	$1,205,000	04/2008	20,546	$58.65

Analysis of Comparable Sales

The comparable data charted has been selected from a wider range of sales data involving land in the subject market area with potential for multi-family development.  Prior to adjustments, the comparables suggest values lying between $42.01 per ft2 to $58.65 per ft2.

The five sales charted for estimating market value for the subject property prior to development represent a comprehensive overview of some of the recent sales activity for muliti-family development sites in somewhat comparable neighbourhoods.  The market for multi family development sites within the subject neighbourhood has seen a recent surge in pricing with some of the recent acquisitions reflecting the highest prices seen to date.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Analysis of Comparable Sales (continued)

The lower end of the range at $42.01 per ft2 and $46.96 per ft2 is suggested by comparable sales number one and number two located at 13806 108th Avenue and 10770 138th Avenue. Comparable sales make up two of the three properties assembled in order to accommodate a +60 unit condominium development.  As of the date of sale of the final parcel no application was made to the City of Surrey. The property will require rezoning from its current RF designation in order to accommodate the proposed development.  Taking into consideration that we have assumed that the subject property is rezoned and ready for development an upward adjustment is required for the longer holding period for this comparable sale.  Based on the preceding a rate higher than $46.96 per ft2 is indicated for the subject property.

Comparable sale number three relates to a development site which sold in February of 2007 and indicates a rate per ft2 of $52.40. It is our understanding that there are no off-site costs for this property, whereas off-sites for the subject are estimated at $125,000.  Therefore, a downward adjustment is required for off-site costs.  However, based on our research the market value of multi-family development sites has increased since the date of this sale, resulting in an upward adjustment for time. Based on the preceding a rate slightly higher than $52.40 per ft2 is indicated for the subject property

Comparable sale number four sold in June of 2007 and indicates a rate per ft2 of $54.68 per ft2. Comparable sale is superior in overall location compared to the subject, resulting in a downward adjustment for time.  Part of this comparable’s site is impacted by the SkyTrain guide way, similar to the subject site being impacted by a watercourse.  However, based on our research the market value of multi family development sites has increased since the date of this sale. Therefore an upward adjustment is required for time. Based on the preceding a in the order of $52.68 per ft2 is indicated for the subject property.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Analysis of Comparable Sales (continued)

The upper end of the range at $58.65 per ft2 is indicated by comparable sale number five which sold in April of 2008.  The overall location of this comparable sale is considered to be relatively similar to the subject. Comparable sale is zoned RF and will require rezoning in order to accommodate the proposed development.  Therefore an upward adjustment is required for this comparables longer holding period. However, comparable sale is much smaller in site size and is not negatively impacted by a watercourse like the subject.  Therefore, downward adjustments are required for site size and utility.  Based on the preceding a price per ft2 lower than $58.64 is indicated for the subject property.

Estimate of Vacant Land Value

In estimating vacant land value for the subject site, we have analyzed the preceding comparable properties with consideration to the following items:

> Subject property is located within Surrey City Centre neighbourhood of Surrey.
> The subject property has a gross site area of ±45,140 ft2 and a net site area of +26,833 ft2.
> We have assumed that the subject property is zoned CD to accommodate the proposed 76 unit development.
> Topography of the subject property is generally level.
> Municipal servicing is available to the subject property.
> Good demand at the present time for multi family development land in the subject neighbourhood.

It is our opinion that after considering the necessary adjustments a price between $50.00 and $55.00 per ft2 of site area is indicated for the subject property.  In conclusion, we have used a rate of $55.00 per ft2, which is at the upper end of the preceding range.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Estimate of Vacant Land Value (continued)

Based on the preceding analysis it is our opinion that market value of the subject property, as of September 10, 2008, subject to the assumptions and limiting conditions herein, as indicated by the Direct Comparison Approach can be calculated as follows:

Site Size (FT2)	X	Price Per FT2	=	Estimated Land Value
+45,140	X	$55.00	=	$2,482,700

ROUNDED TO:

TWO MILLION, FOUR HUNDRED AND EIGHT THREE THOUSAND DOLLARS
($2,483,000)

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

THE DEVELOPMENT METHOD

This method of valuation is used mainly when there are accurate figures for both hard and soft costs for the development. It involves the hypothetical projection of proposed units and an estimate of gross sales figures.  The expenses such as servicing costs, construction costs, sales commissions, overhead and a profit factor are then estimated and deducted from the gross sales figure. The balance is an indication of value for the undeveloped land.

A prerequisite for use of the Development Method is a proposed plan for development which hypothetically divides the property into the maximum number of units, in accordance with the "highest and best use" of the land.  We have concluded that the proposed 76 unit development represents the highest and best use of the subject site.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Estimate of Gross Proceeds

Gross proceeds for the subject development have been estimated at $16,660,620.

Estimated Absorption Time

An absorption period of +12 months is estimated for the subject development.

Hard Costs:

Hard Costs associated with developing the raw land into strata units include those costs which are directly related to the physical construction of the development and the construction of the subject units.  A preliminary estimate of construction costs (i.e. servicing, road construction, building construction etc.) and a proforma for the proposed development has been obtained from our client. Based upon the figures supplied by our client the total estimated cost to construct the 76 condominium units is $7,896,693 or $147 per ft2 (based on a buildable area of 53,719 ft2), which includes the underground parking and off-site and on site servicing costs. Based on our experience with similar types of developments the estimated costs are considered to be reasonable and in line with the market.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Soft Costs:

Soft costs are considered to be those items which are not physically related to the construction of the development but must be incurred in order for construction to proceed.  They include costs such as Consultant Fees, Development Cost Charges (DCC's), Property Tax, etc.  The following cost estimates have been obtained from our client:

Soft Costs
Professional Fees	$400,000
New Home Warranty	$162,500
Municipal Fees	$1,264,718
Insurance Fees	$85,000
Miscellaneous Expenses	$204,785
Post Sales Customer Support	$76,000
2008 Property Taxes	$7,234
Total Soft Costs	$2,200,237

Selling Costs:

Additional costs to sell the units will also be incurred and thus must be deducted from total gross proceeds. Such costs including selling commissions, advertisement and Legal fees upon conveyance. According to our client the marketing costs for the development are estimated to be $968,031 or $12,737 per unit.  It is our understanding that these costs are based on selling costs for the “Gruv” which is a development similar to the subject and developed by our client. We have therefore assumed that these costs are considered to be reasonable.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Financing:

Financing charges to carry the costs of construction and land must also be considered for the proposed development.  Our client assembled the subject property for $1,860,000. Hard and Soft Costs are estimated at +$10,096,930. Assuming a 50% equity position in the land component and a 25% equity position in hard and soft costs has been used in our analysis.  The carrying time is equal to the period during construction and absorption of the lots.  Interest on the loan would vary according to the status of borrower, however, typical rates for this type of product are usually calculated at 1.0% - 2.0% above Prime.  Accordingly, we have used a rate of 6.00% in our analysis.

We have broken down interest costs into two categories: interest on the land during the rezoning and subdivision approval process and interest on the development costs during development and absorption.  In the second calculation, a factor of 50% has been applied to the interest costs as draws would be made during the servicing of the units and the proceeds from the sale of the units would be used to pay down the debt.  Interest on the loan would vary according to the status of borrower, however, typical rates for this type of product are usually calculated at 1.0% - 2.0% above Prime.

Accordingly, we have used a rate of 7.00% in our analysis.  In addition to interest charges other financing fees are applicable.  These additional fees include Commitment Fees, Discharge fees, Letter of Credit for construction costs, and Appraisal fees.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Financing (continued)

INTEREST COST:

Amount			Rate	Term (Months)	Reduction	Interest
		Interest on Land :	1 month	during application process
$930,000			7.00%	1	100%	$5,425

Interest on Land and Development Costs: 12 months over absorption period

$8,502,698	+	$5,425	7.00%	12	50%	$297,784
Total							$303,209

Bank Charges

Item		Cost
Commitment Fee @ 1% Loan Value	$8,502,698	$85,026.98
Discharge Fee @ $100/Unit	76	$7,600.00
Letter of Credit @ 1% Construction Cost	$7,896,693	$78,966.93
Appraisal Fee		$6,000.00
Total		$177,593.91

Developer’s Profit:

This is the return estimated by the potential developer on his investment. It may be calculated by various methods, however is commonly expressed as a percentage of gross proceeds. Based on our knowledge of similar projects, profit margins generally range from 10% to 20% of gross proceeds.  Given the size of the overall development, overall location and current supply and demand in the market, we have selected a profit margin of 15%, which is at the mid-point of the preceding range.

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

SUMMARY DEVELOPMENT APPROACH

ESTIMATE OF GROSS PROCEEDS:	No. Units	76		$16,660,620

LESS

ESTIMATED HARD COSTS:

CONSTRUCTION	$7,896,693
SUBTOTAL			$7,896,693

ESTIMATED SOFT COSTS:

TOTAL (SEE PAGE 69)	$2,200,237
SUBTOTAL			$2,200,237

ESTIMATED SELLING COSTS:

MARKETING/LEGAL	$968,031
SUBTOTAL			$968,031

ESTIMATED FINANCING COSTS:

INTEREST CHARGES	$303,209
BANK CHARGES	$177,594
SUBTOTAL			$480,803

DEVELOPERS PROFIT:			$2,499,093
TOTAL DEVELOPMENT COSTS:				$14,044,857

INDICATED VALUE OF THE LAND				$2,615,763
Less property purchase tax (estimated)				$49,368
ESTIMATED RESIDUAL LAND VALUE:				$2,566,395

ROUNDED TO:				$2,566,395

VALUE UNDER THE DEVELOPMENT APPROACH

TWO MILLION FIVE HUNDRED AND SIXTY SIX THOUSAND DOLLARS ($2,566,000)

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

RECONCILIATION OF LAND VALUE

In estimating a value for the subject site we have relied upon two approaches to value, the Direct Comparison Approach and the Development Method.  The values indicated by each approach are summarized as follows:

THE DIRECT COMPARISON APPROACH $2,483,000

 THE DEVELOPMENT METHOD $2,566,000

Both methods of valuation are considered relevant indicators of value for condominium development land which offers potential for short term redevelopment and both methods indicate a narrow range of value for the subject property based on its highest and best use. The Direct Comparison Approach is considered the best indicator of market value, as it examines market interactions. The Development Method allows for a more detailed approach to the valuation of townhouse land and typically addresses more specifically the unique physical aspects of the subject property.  However, at the present time the estimated costs are only preliminary numbers. Therefore, we have given most weight to the Direct Comparison Approach.

FINAL ESTIMATE OF LAND VALUE

The following estimate of Market Value is based on a marketing exposure time of 3 to 6 months, which is typical of multi family development land in the Lower Mainland.

Accordingly, it is our opinion that the market value of the subject property, based on our Terms of Reference, Assumptions and Limiting Conditions, Extraordinary Assumptions and Hypothetical Conditions herein, as at September 10, 2008, is:

TWO MILLION FIVE HUNDRED THOUSAND DOLLARS
($2,500,000)

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

CERTIFICATION

 96th Avenue & 135th Street, Surrey, BC

I certify that, except as otherwise noted in the preceding analysis, to the best of my knowledge and belief that:

1. The statements of fact contained in this report are true and correct;

2. The reported analyses, opinions, and conclusions are limited only by the reported Assumptions and Limiting Conditions and are my personal impartial, and unbiased professional analyses, opinions and conclusions;

3. I have no present or prospective interest in the subject property and no personal interest with respect to the parties involved;

4. I have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment;

5. My engagement in and compensation for this assignment were not contingent upon developing or reporting predetermined results, the amount of the value estimate, or a conclusion favouring the client;

6. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Canadian Uniform Standards;

7. I have the knowledge and experience to complete the assignment competently;

8. No one provided significant professional assistance to the person(s) signing this report;

SURREY CENTRAL CITY HOLDINGS LTD.	REFERENCE NUMBER: 09/08/11160

RE: PROPOSED RESIDENTIAL DEVELOPMENT	96TH AVENUE & 135TH STREET, SURREY, BC

Certification: (continued)

9. As of the date of this report the undersigned have fulfilled the requirements of the Appraisal Institute of Canada Mandatory Recertification Program for designated members;

10. I personally inspected the subject property on September 10, 2008;

11. Based upon the data, analyses and conclusions contained herein, the market value of the subject property’s vacant land based on our Terms of Reference, assumptions and limiting conditions, extraordinary assumptions, and hypothetical conditions as at September 10, 2008, is estimated at $2,500,000.

12. Based upon our research the average price per unit is $235,063 and the total sellout prices per unit ranges from $183,675 to $286,650.  The individual market value of the subject property’s proposed 76 residential strata units based on our Terms of Reference, assumptions and limiting conditions, extraordinary assumptions, and hypothetical conditions, as at September 10, 2008, is detailed on pages 54 and 55 of our report.

HOOKER CRAIG LUM GARNETT

REAL ESTATE ADVISORS AND CONSULTANTS LTD.

Jass Saran, B.A., AACI, P.App. Appraiser/Consultant

Date:	September 29, 2008.